UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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CITIZENS HOLDING COMPANY
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

March 20, 2012

Dear Fellow Shareholder:

On behalf of our Board of Directors, we cordially invite you to attend the 2012 Annual Meeting of Shareholders of Citizens Holding Company. The Annual Meeting will be held beginning at 4:30 p.m., Central time, on Tuesday, April 24, 2012, at the main office of The Citizens Bank of Philadelphia, 521 Main Street, Philadelphia, Mississippi 39350. The formal notice of the Annual Meeting appears on the next page.

The Annual Meeting has been called for the following purposes: (1) to set the number of directors to serve on the Board of Directors at ten; (2) to elect three Class I directors, each for a three-year term; (3) to approve an advisory (non-binding) vote on our executive officer compensation; (4) to ratify our Board of Directors’ appointment of our independent public accountants for the fiscal year ending December 31, 2012; and (5) to transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The accompanying proxy statement provides detailed information concerning the matters to be voted on at the Annual Meeting. We are first distributing this proxy statement and accompanying proxy card to our shareholders on or about March 20, 2012. We urge you to review this proxy statement and each of the proposals carefully. Regardless of the number of shares you own, it is important that your views be represented whether or not you are able to be present at the Annual Meeting. Please take a moment now to sign, date and mail the enclosed proxy card in the postage prepaid envelope. Our Board of Directors recommends a vote “FOR” each proposal.

We are grateful for our shareholders’ continued interest in Citizens Holding Company and are pleased that in the past so many of you have voted your shares either in person or by proxy. We hope you will continue to do so and again urge you to return your proxy card as soon as possible.

Sincerely,

/s/ Greg L. McKee
Greg L. McKee
President and Chief Executive Officer

Citizens Holding Company

521 Main Street

Philadelphia, Mississippi 39350

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME:	4:30 p.m., Central time, on Tuesday, April 24, 2012

PLACE:	The Citizens Bank of Philadelphia 521 Main Street Philadelphia, Mississippi 39350

ITEMS OF BUSINESS:

(1)    To set the number of directors to serve on our Board of Directors at ten.

(2)    To elect three Class I directors who will each serve a three-year term expiring in 2015.

(3)    To approve an advisory (non-binding) vote on our executive officer compensation;

(4)    To consider and act upon a proposal to ratify and approve the selection of HORNE LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

(5)    To transact any other business that may properly come before the Annual Meeting or any adjournments thereof.

RECORD DATE:	You can vote if you are a shareholder of record as of the close of business on March 13, 2012.

ANNUAL REPORT:	Our 2011 Annual Report, which is not a part of the proxy solicitation material, is enclosed.

PROXY VOTING:

It is important that your shares be represented and voted at the Annual Meeting. Please mark, sign, date and promptly return the enclosed proxy card in the postage paid envelope. Any proxy may be revoked at any time prior to its exercise at the Annual Meeting.

INTERNET AVAILABILTY:

Important notice regarding the availability of proxy materials for the Annual Meeting of Shareholders to be held on April 24, 2012. The proxy statement, proxy card and annual report are available at citizensholdingcompany.com/proxymaterials.

By Order of the Board of Directors

/s/ Carolyn K. McKee
Carolyn K. McKee
Secretary

Philadelphia, Mississippi

March 20, 2012

CITIZENS HOLDING COMPANY

PROXY STATEMENT

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CITIZENS HOLDING COMPANY

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD TUESDAY, APRIL 24, 2012

This proxy statement is furnished to the shareholders of Citizens Holding Company in connection with the solicitation of proxies by our Board of Directors for the 2012 Annual Meeting of Shareholders to be held at 4:30 p.m., Central time, on Tuesday, April 24, 2012, at our main office, 521 Main Street, Philadelphia, Mississippi 39350, and any adjournments or postponements thereof. In this proxy statement, Citizens Holding Company is referred to as “Citizens,” “we,” “our,” “us,” or “the Company,” and The Citizens Bank of Philadelphia is referred to as the “Bank.”

VOTING YOUR SHARES

Who is soliciting proxies from the shareholders?

Our Board of Directors is soliciting the enclosed proxy. The proxy provides you with the opportunity to vote on the proposals presented at the Annual Meeting, whether you attend the Annual Meeting.

What will be voted on at the Annual Meeting?

The enclosed proxy provides the opportunity for you to vote on the following proposals:

1.	the setting of the number of directors on our Board of Directors at ten;

2.	the election of three Class I directors to serve until the expiration of their respective three-year terms, or until their successors are elected and qualified;

3.	an advisory (non-binding) vote on our executive officer compensation; and

4.	the ratification of the Board of Director’s appointment of HORNE LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

For the proposal to elect directors, you may vote for all of the nominees in each class for election as director, for one or more nominees in each class but not the others (to the extent more than one director is to be elected), or you may withhold your vote for all nominees in that class. For proposals 1, 3, and 4, you may vote for the approval of the proposal or against its approval, or you may abstain from voting on the proposal. The proxy card also gives the proxy holders discretionary authority to vote the shares represented by the proxy on any matter, other than the above proposals, that is properly presented for action at the Annual Meeting. Each proposal is a separate matter for the shareholders to vote on, and no one proposal’s approval is subject to or conditioned upon the approval of any other proposal.

Who bears the cost of the proxy solicitation?

We generally bear all costs of soliciting proxies. We have retained and pay a fee to American Stock Transfer and Trust Company to act as our registrar and transfer agent and to assist in the solicitation of proxies, but we pay no separate compensation solely for the solicitation of proxies. We intend to solicit proxies primarily through the use of the mail. Our directors, officers and employees may solicit proxies by telephone, mail, facsimile, via the Internet or overnight delivery service. These individuals will not receive separate compensation for these services. We will also, in accordance with the regulations of the Securities and Exchange Commission (the “SEC”), reimburse brokerage firms and other persons representing beneficial owners of our common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners.

Who can vote at the Annual Meeting, and how are votes cast?

Our Board of Directors fixed the close of business on Wednesday, March 13, 2012, as the record date for our Annual Meeting. Only shareholders of record on that date are entitled to receive notice of and to vote at the Annual Meeting. As of March 13, 2012, our only outstanding class of securities was common stock, $0.20 par value per share. On that date, we had 22,500,000 shares authorized of which 4,854,411 shares were outstanding.

You can vote either in person at the Annual Meeting (if you, rather than your broker, are the record holder of the stock) or by proxy, whether you attend the Annual Meeting. To vote by proxy, you must fill out the enclosed proxy card, date and sign it, and either return it in the enclosed postage-paid envelope in time for us to receive it prior to the Annual Meeting or attend the Annual Meeting and submit the proxy at that time.

How many votes must be present to hold the Annual Meeting?

A “quorum” must be present to hold our Annual Meeting. A majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum. Your shares, once represented for any purpose at the Annual Meeting, are deemed present for purposes of determining a quorum for the remainder of the meeting and for any adjournment, unless a new record date is set for the adjourned meeting. This is true even if you abstain from voting with respect to any matter brought before the Annual Meeting.

How many votes does a shareholder have per share?

Our shareholders are entitled to one vote for each share held, except that as to the proposal to elect Class I directors, shareholders may cumulate their votes. Cumulative voting is described below.

What vote is required for approval of proposals at the Annual Meeting?

For all proposals brought before the Annual Meeting, except the election of directors and the frequency of future votes on executive officer compensation, each proposal is approved if the votes cast in favor of the proposal are greater than the votes cast opposing the proposal. The vote required to elect directors is described below.

How are directors elected?

At the Annual Meeting, you will consider a proposal to elect three Class I directors. Directors are elected by plurality vote; the candidates in each class who receive the highest number of votes cast, up to the number of directors in that class to be elected, are elected.

Generally, you may cumulate your votes to elect directors in a particular class. Cumulative voting entitles you to vote the number of shares you hold multiplied by the number of directors in each class. You can cast your votes for one nominee or distribute your total votes among all or several nominees in the class.

For example: There are three nominees for election as Class I directors. If you own ten shares, you have 30 votes for Class I directors. You can elect to allocate the 30 votes among the Class I directors by casting all votes for a single director or by dividing the votes between any number of the nominees in any proportion.

How will my proxy be voted, and how are votes counted?

When your proxy card is returned, properly signed and dated, the proxy holders will vote the shares represented by the proxy at the Annual Meeting as you instruct on the card, including any adjournments or postponements of the meeting. If your proxy card is signed, but no instructions are given, the proxy holders will vote the shares represented by the proxy at the Annual Meeting as follows:

1.	“FOR” setting the number of directors to serve on our Board of Directors at ten;

2.	“FOR” the election of nominees Don L. Fulton, Donald L. Kilgore, and Herbert A. King as Class I directors, each to serve a three-year term;

3.	“FOR” the advisory (non-binding) vote on our executive officer compensation; and

4.	“FOR” the approval of the appointment of HORNE LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

To the extent that the proxy holders possess discretionary voting authority because your proxy card does not withhold authority to vote for the election of directors or for a particular nominee or provide specific instructions about the allocation of votes, the proxy holders are expected to cumulate votes in the manner most likely to elect all of the Board of Director’s nominees for Class I director. If you hold your shares in a broker’s name (sometimes called “street name” or “nominee name”), you must provide voting instructions to your broker. If you do not provide instructions to your broker, the shares will not be voted on any matter on which your broker does not have discretionary authority to vote, which generally includes non-routine matters. A vote that is not cast for this reason is called a “broker non-vote.” We will treat broker non-votes as shares present for the purpose of determining whether a quorum is present at the meeting, but we will not consider broker non-votes present for purposes of calculating the vote on a particular matter, nor will we count broker non-votes as a vote FOR or AGAINST a matter or as an abstention on the matter. Proposals 1, 2 and 3 are considered a non-routine matters on which your broker will not be entitled to vote your shares without your voting instructions. Proposal 4 to be voted on at the Annual Meeting is generally considered a routine matter for broker voting purposes.

Under Mississippi law, an abstention by a shareholder, who is either present in person at the Annual Meeting or represented by proxy, is not a vote “cast” and is counted neither “for” nor “against” the matter subject to the abstention.

Can a proxy be revoked?

Yes. You can revoke your proxy at any time before it is voted. You may revoke your proxy by giving written notice to our secretary before the Annual Meeting or by granting a subsequent proxy. If you, rather than your broker, are a record holder of our stock, a proxy can also be revoked by appearing in person and voting at the Annual Meeting. Written notice of the revocation of a proxy should be delivered to the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

STOCK OWNERSHIP

Does any person own more than 5% of our common stock?

The following table sets forth as of March 13, 2012, each person or group (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the “Exchange Act”) known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership has been determined under Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 13, 2012, which was 4,854,411.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Herbert A. King 101 Littlejohn Lane Starkville, Mississippi 39759	240,497	(1)	5.0%

The Molpus Company and Richard H. Molpus, Jr. 502 Valley View Drive Philadelphia, Mississippi 39350	451,519	(2)	9.3%

(1)

Includes 158,987 shares held in trust for his children as to which Mr. King exercises sole voting power but has no investment power, and 6,458 shares owned by K&D, L.P., a Mississippi limited partnership of which Mr. King and his spouse are the controlling general partners and as to which shares Mr. King and his spouse share voting and investment power.

(2)

Based upon a Schedule 13G/A filed jointly by The Molpus Company and Richard H. Molpus, Jr. on January 11, 2012 with the SEC. Mr. Molpus owned all of the outstanding common stock of The Molpus Company on December 31, 2011. Thus, he is deemed to beneficially own all of our common stock that The Molpus Company owns. Mr. Molpus exercises voting and investment power with respect to the shares of our common stock that The Molpus Company owns. Additionally, Mr. Molpus owns 44,772 shares of our common stock personally, which is included in the above total. Sally Molpus, the wife of Richard H. Molpus, Jr, owns 10,000 shares of Citizens Holding Company common stock personally. Also included is 33,027 shares owned by a limited liability company in which Mr. Molpus holds a 99% membership interest and has sole investment and voting power and 115,795 shares that are owned by The Dick and Sally Molpus Foundation, a non-profit organization of which Mr. Molpus and his wife are directors and as to which Mr. Molpus has sole investment and voting power.

How much stock do our directors, nominees and executive officers beneficially own?

The following table includes information about the common stock owned by our directors, nominees and executive officers as of March 13, 2012, including their name, position and the number of shares beneficially owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act and is based upon the number of shares of our common stock issued and outstanding as of March 13, 2012, which was 4,854,411 shares, and the number of shares exercisable within sixty days of March 13, 2012. Unless otherwise noted, these persons have sole voting power and investment power with respect to the listed shares (subject to any applicable community property laws). The address of each director and executive officer is the address of our executive offices.

	Amount and Nature of Beneficial Ownership
	Direct	Options Exercisable Within 60 Days	Other		Total		Percent of Class
Directors and Nominees:
Craig Dungan, MD	48,454	6,000	168	(1)	54,622		1.1%
Don L. Fulton	21,028	15,000			36,028		*
Donald L. Kilgore	5,093	13,500			18,593		*
David A. King	82,845	15,000	2,562	(2)	100,407		2.0%
Herbert A. King	75,052	15,000	165,445	(3)	255,497		5.0%
Daniel Adam Mars	13,762	6,000			19,762		*
David P. Webb	22,622	13,500			36,122	(4)	*
Amzie T. Williams	8,715	10,500			19,215		*
Terrell E. Winstead	15,700	7,500			23,200		*
Named Executive Officers:
Greg L. McKee(5)	23,131	33,000	1,225	(5)	57,356		1.1%
Robert T. Smith	24,036	10,500			34,536		*
All directors, nominees and executive officers as a group (11 persons):	340,438	145,500	169,400		655,338		12.8%

*	Less than 1% of the outstanding common stock.
(1)	Indicates shares owned by Craig Dungan’s spouse in a retirement account.
(2)	Indicates 2,562 shares owned by David A. King’s spouse who exercises sole voting and investment power with respect to the shares and as to which Mr. King disclaims beneficial ownership.
(3)

Includes 158,987 shares held in trust for his children as to which Mr. King exercises sole voting power but has no investment power, and 6,458 shares owned by K&D, L.P., a Mississippi limited partnership of which Mr. King and his spouse are the controlling general partners and as to which shares Mr. King and his spouse share voting and investment power.

(4)	Of the shares listed, 10,000 shares have been pledged as collateral for a loan.
(5)	Also a director of the Company. Indicates shares owned by Greg L. McKee’s spouse in a retirement account of which Mr. McKee is the beneficiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors and persons who own more than 10% of a registered class of our equity securities to file with the SEC and The NASDAQ Stock Market reports of ownership of our securities and changes in their ownership on Forms 3, 4 and 5. SEC rules require officers, directors and greater than 10% shareholders to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during the 2011 fiscal year, any Form 5 and amendments thereto furnished to us with respect to the 2011 fiscal year, and certain written representations made by our directors and officers, we have determined that all required forms have been filed timely.

BOARD OF DIRECTORS

How many directors serve on the Board of Directors, and who are the current directors?

A total of ten directors currently serve on our Board of Directors. There are three classes of directors. Currently, three directors are in Class I, three directors are in Class II, and four directors are in Class III. Under our Board of Directors’ proposals described later in this proxy statement, the current Class I directors, whose terms expire at the 2012 Annual Meeting, have been nominated for reelection. If all of the Board of Directors’ nominees for election as directors are reelected by our shareholders, there will be three directors in Class I, three directors in Class II and four directors in Class III.

Our Chief Executive Officer does not serve as the Chairperson of the Board of Directors. The Board believes that having an outside director serve as the Chairperson helps to ensure that the non-employee directors take an active leadership role on the Board of Directors, and that this leadership structure is beneficial to the Company.

The term of office of each Class I director expires at the 2012 Annual Meeting, the term of office of each Class II director expires at the 2013 Annual Meeting, and the term of office of each Class III director expires at the 2014 Annual Meeting.

CLASS I DIRECTORS

Don L. Fulton, 65, joined our Board of Directors in 1994. Mr. Fulton has served as the Corporate Project Evaluation and Review Team Coordinator for W. G. Yates and Sons, Inc., a general contractor doing business worldwide, since 2009. From 1977 to 2009, he was President and General Manager of Nemanco, Inc., a company that was primarily engaged in garment manufacturing. As a former president, Mr. Fulton offers expertise in strategic planning and lends invaluable insight to the problems and needs of small and medium size businesses.

Donald L. Kilgore, 62, joined our Board of Directors in 2001. Mr. Kilgore has been the Attorney General for the Mississippi Band of Choctaw Indians since March 2005. Prior to that time, he was engaged in the practice of law for 26 years as a partner of the law firm of Alford, Thomas and Kilgore. As a practicing attorney, Mr. Kilgore offers expertise regarding real estate and contract law issues.

Herbert A. King, 60, joined our Board of Directors in 1997 and currently serves as Chairman of our Board of Directors. Mr. King is a civil engineer and has been associated with King Engineering, Inc. since 1990. King Engineering is primarily engaged in general civil engineering and land surveying. As a civil engineer, Mr. King provides insight into the ramifications of certain engineering issues impacting our potential real estate loans.

CLASS II DIRECTORS

David A. King, 57, joined our Board of Directors in 1997 and currently serves on the loan committee. Since 1977, Mr. King has been the proprietor of Philadelphia Motor Company, a company primarily engaged in the wholesale and retail auto parts sales. As a small business owner, Mr. King provides a first-hand perspective regarding the needs of a typical small business owner, including loans, deposit operations and other services.

Greg L. McKee, 50, joined our Board of Directors in 2001. Mr. McKee has been employed as the President and Chief Executive Officer of The Citizens Bank of Philadelphia since January 1, 2003. Prior to becoming Chief Executive Officer, he was employed as President of the Bank since January 2002. He was previously employed by the Bank as an Executive Vice-President, Senior Vice-President and Vice-President prior to January 2002. As our current Chief Executive Officer and as former teller and loan officer with the Bank, Mr. McKee is uniquely qualified to advise the Board of Directors on our operations, competition and industry.

Terrell E. Winstead, 50, joined our Board of Directors in 2007. Since 1987, Mr. Winstead has been employed by The Molpus Company, now doing business as Molpus Woodlands Group. During that time he has served as Controller, Vice President of Finance and has been serving as Chief Financial Officer since 1996. As a Certified Public Accountant, Mr. Winstead offers accounting expertise and financial sophistication to the audit committee and to the Board of Directors.

CLASS III DIRECTORS

Craig Dungan, MD, 49, joined our Board of Directors in 2008. Dr. Dungan is a physician specializing in gastroenterology and has been associated with the Meridian Gastroenterology PLLC since 2004. Prior to that time, he practiced as a member of the Rush Medical Group. As a physician, he brings a unique perspective to the Board of Directors regarding to the needs of the medical community, especially as it relates to the Meridian area.

Daniel Adam Mars, 32, joined our Board of Directors in 2007. Mr. Mars is currently serving in the capacity as the business manager for Mars, Mars and Chalmers, Attorneys-at-Law. Mr. Mars has been the owner of Adam Mars Realty since 2004. As a real estate professional,

Mr. Mars’ insight into the local real estate market is invaluable to our Board of Directors when evaluating potential real estate loans.

David P. Webb, 52, joined our Board of Directors in 1998. Mr. Webb is a tax attorney and has been engaged in the practice of law since 1986. He is currently a shareholder of the law firm of Baker, Donelson, Bearman, Caldwell and Berkowitz, PC. As a practicing attorney and Certified Public Accountant, Mr. Webb provides both legal and accounting expertise.

Amzie T. Williams, 65, joined our Board of Directors in 2005. Mr. Williams is a Certified Public Accountant and has been associated with A. T. Williams, CPA since 1981. Prior to the Company going public in 1998, Mr. Williams conducted the audit for the Company and the Bank. He currently serves on the audit committee in the capacity of chairman. As a Certified Public Accountant, Mr. Williams’ knowledge of financial statements and the audit process qualifies him to be the audit committee financial expert and provides our Board of Directors with additional accounting and financial expertise and sophistication.

Are the directors independent?

Our Board of Directors has determined that each of Craig Dungan, Don L. Fulton, Donald L. Kilgore, Herbert A. King, David A. King, Daniel Adam Mars, David P. Webb, Terrell E. Winstead and Amzie T. Williams is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Our Board of Directors considered certain relationships between our directors and nominees for director and us when determining each director’s or nominee’s status as an “independent director” under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. In particular, our Board of Directors noted that we engaged Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, a law firm of which David P. Webb was a partner in 2011, to provide advice in various legal areas, including tax audits, employee benefits, civil lawsuit defense and general corporate law. Our Board of Directors determined that this relationship did not affect the status of Mr. Webb as an “independent director.”

There are no family relationships between any director, executive officer or persons nominated to become a director, except that David A. King and Herbert A. King are brothers.

Who are the directors of the Bank?

All of our continuing directors presently serve on our Board of Directors of the Bank.

How are directors compensated?

During 2011, each of our directors, including Mr. McKee who is our employee and an employee of the Bank, received an annual retainer of $15,900, a year-end payment of $1,325 and an additional payment of $125 for each Board of Directors meeting attended. Directors who serve on the Bank’s loan committee received an additional $100 per month. Mr. McKee’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table in the “Executive Compensation” section below.

We maintain a stock option plan for the benefit of our nonemployee directors, the 1999 Directors’ Stock Compensation Plan. During 2011, each nonemployee director was granted options to purchase 1,500 shares of our common stock at an exercise price of $20.02 per share, which was the fair market value of the stock on the date of grant. The options were granted on April 27, 2011, became exercisable on October 28, 2011, and expire, to the extent not exercised, as of April 27, 2021.

Directors may elect to participate in the Directors’ Deferred Fee Plan maintained by the Bank. A participating director elects to defer all or part of his fees to a bookkeeping account maintained by the Bank for a period of ten years. Interest is credited to the account at 100% of Moody’s Average Corporate Bond Rate, which was 6.54% in 2011. Benefits are generally payable when a director attains age 70. The Bank has elected to purchase individual life insurance policies to fund its obligations under this plan.

The following table details the compensation, stock option grants and change in the value of the deferred compensation arrangements for the year 2011.

Total 2011 Director Compensation

Name	Fees Earned or Paid in Cash(1)	Option Awards(2)	Total
Craig Dungan, MD	$18,725	$13,740	$32,465
Don L. Fulton	20,025	13,740	33,765
Donald L. Kilgore	18,725	13,740	32,465
David A. King	20,025	13,740	33,765
Herbert A. King	18,725	13,740	32,465
Daniel Adam Mars	18,725	13,740	32,465
David P. Webb	18,725	13,740	32,465
Amzie T. Williams	18,725	13,740	32,465
Terrell E. Winstead	18,725	13,740	32,465

(1)	Includes amounts voluntarily deferred to our deferred compensation plans.
(2)

This column reflects the fair value with respect to outstanding stock option granted in 2011, calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation, which replaced FASB 123R. Please refer to Note 1, “Summary of Significant Accounting Policies,” and Note 18, “Stock Options,” in the Notes to Consolidated Financial Statements in our Annual Report to Shareholders, which is enclosed with this proxy statement, for details regarding the assumptions we made to derive the fair value of our stock option grants. The fair value of the 1,500 stock options granted to each director on April 27, 2011, the grant date, computed in accordance with ASC Topic 718, was $13,740. Expenses for previously granted options were recorded in earlier years. At December 31, 2011, an aggregate of 102,000 stock options granted to directors were outstanding. During 2011, no options were forfeited.

How many meetings did our Board of Directors hold during 2011?

Our Board of Directors meets monthly, generally in a joint session with our Board of Directors of the Bank. During 2011, our Board of Directors met 15 times. There were 12 regular monthly meetings and 3 special meetings. Each director attended at least 75% of all meetings held by the Board of Directors and the committees on which he served. The members of our Board of Directors who are “independent directors,” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules, met in executive session two times in 2011.

Our Board of Directors does not have a policy regarding director attendance at the Annual Meeting. Last year, all of the directors attended the Annual Meeting, and we expect that all directors will attend this year’s Annual Meeting.

What committees has our Board of Directors established?

Our Board of Directors has established an audit committee, a compensation committee and a nominating committee. The composition and responsibilities of the audit committee and the nominating committee are described below. The composition and responsibilities of the compensation committee are described in the “Compensation Discussion and Analysis” section below.

Who serves on the audit committee, and what are its responsibilities?

A. T. Williams (Chairman), Terrell E. Winstead, Don L. Fulton, and Herbert A. King are the members of the audit committee. Our Board of Directors has determined that each member of the audit committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and that each meets the criteria for independence set forth in Rule 10A-3 under the Exchange Act. Our Board of Directors has determined that A. T. Williams qualifies as an “audit committee financial expert” as such term is defined under SEC regulations and satisfies the financial sophistication requirements of Rule 5605(c)(2)(A) of the Nasdaq Marketplace Rules. Our Board of Directors has adopted a written charter for the audit committee that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the audit committee charter can be found on our website, www.citizensholdingcompany.com, under the “Investor Relations—Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The audit committee reviews our financial reporting process on behalf of our Board of Directors. The audit committee’s duties and responsibilities include the following:

•	appointing (which includes the power to dismiss), compensating and overseeing our independent auditors;

•	monitoring the integrity of our financial reporting process and system of internal controls;

•	monitoring the independence and performance of our independent auditors and internal auditing department;

•	reviewing and establishing internal policies and procedures regarding audits, accounting and other financial controls;

•	reviewing the adequacy of our internal controls and determining whether new controls or procedures are necessary;

•	pre-approving all auditing and permitted non-audit services provided by our independent auditors;

•	providing an avenue of communication among our independent auditors, management, the internal auditing department, and our Board of Directors; and

•

establishing procedures for (1) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

During 2011, the audit committee held six meetings.

Who serves on the nominating committee, and what are its responsibilities?

The members of the nominating committee are Herbert A. King (Chairman), Don L. Fulton and Amzie T. Williams. Our Board of Directors has determined that each member of the nominating committee is an “independent director” as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules. The nominating committee has adopted a charter that details its authority, powers and responsibilities. The committee periodically reviews the charter and makes appropriate revisions. A copy of the nominating committee charter can found on our website, www.citizensholdingcompany.com, under the “Investor Relations—Corporate Governance” tab. The information on our website is not incorporated into this proxy statement.

The nominating committee is responsible for interviewing, evaluating, nominating and recommending individuals for membership on our Board of Directors and its committees. The nominating committee prepared the slate of candidates for election at the 2012 Annual Meeting and presented this list to the full Board of Directors for their approval.

The nominating committee seeks recommendations from our existing directors to identify potential candidates to fill vacancies on our Board of Directors. The nominating committee will also consider nominees who are recommended by our shareholders. The nominating committee evaluates all nominees for election as a director, whether such individuals are recommended by our current directors, by shareholders or otherwise, using the following criteria:

•	the candidate’s independence for purposes of the Nasdaq Marketplace Rules and SEC rules;

•	the candidate’s financial sophistication for purposes of service as a member of the audit committee;

•	the candidate’s experience in banking, or in marketing, finance, legal, accounting or other professional disciplines;

•	the candidate’s capacity and desire to represent the best interests of the shareholders as a whole and not a special interest group or constituency;

•	the candidate’s familiarity with and participation in the local community and prominence and reputation in his or her profession; and

•	the candidate’s record of honest and ethical conduct, personal integrity and independent judgment.

The nominating committee also looks at the potential candidates with a purpose to include a diversity of job and life experiences drawn from shareholders throughout the area served by us. Special attention is paid to maintain a group of directors from all areas of expertise to add value to the Board of Directors and the decisions that they make. We believe that a board of directors that draws experience from all professions will have the ability to consider all views prior to making decisions.

Shareholder nominations must be made in accordance with our bylaws. For shareholder nominations of directors for the 2013 Annual Meeting, nominations should be made in writing and delivered to the nominating committee at the following address: Secretary, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350. Nominations must be received by the Secretary no earlier than the close of business on December 26, 2012, and not later than the close of business on January 24, 2013. As provided in our bylaws, the shareholder’s notice must set forth as to each nominee:

•	the reason for making such nomination;

•	all arrangements or understandings between the recommending shareholder and the nominee;

•	all information relating to such nominee that is required to be disclosed in solicitations of proxies for the election of directors pursuant to Regulation 14A under the Exchange Act; and

•	the nominee’s written consent to being named in the proxy statement and to serve as a director if elected.

The shareholder’s notice must also set forth the name and address of the nominating shareholder and the class and amount of such shareholder’s beneficial ownership of our stock, including evidence to support the shareholder’s ownership of such shares. If a shareholder intends to recommend a nominee for election as director or proposes any other business for consideration at an Annual Meeting on behalf of the beneficial owner of the shares that the recommending shareholder is the record owner of, the recommending shareholder must also provide the name and address of such beneficial owner, as well as the class and number of shares of our stock owned by such beneficial owner.

The nominating committee held one meeting in 2011.

How does our Board of Directors respond to shareholder questions?

Our Board of Directors has not adopted a formal procedure that you must follow to send questions to it. However, our Board of Directors does receive communications from shareholders, from time to time, and addresses the communications as appropriate. You can send communications to our Board of Directors by contacting our Treasurer and Chief Financial Officer, Robert T. Smith, in one of the following ways:

•	In writing, to Citizens Holding Company, 521 Main Street Philadelphia, Mississippi 39350, Attention: Robert T. Smith, Treasurer and Chief Financial Officer;

•	By email at rsmith@tcbphila.com; and

•	By phone at (601) 656-4692.

If you request information or ask questions that can more efficiently be addressed by management, the Treasurer and Chief Financial Officer will respond to your questions. The Treasurer and Chief Financial Officer will forward to the audit committee any shareholder communication concerning employee fraud or accounting matters. The Treasurer and Chief Financial Officer will forward to the full Board of Directors any communication relating to corporate governance or requiring action by our Board of Directors.

What are our policies and procedures regarding the review, approval or ratification of related person transactions?

On December 19, 2006, our Board of Directors adopted a written related person transaction policy, entitled “Policy and Procedures With Respect To Related Person Transactions” (referred to as the “Related Person Policy”). The Related Person Policy is administered by our audit committee. It covers any transaction, relationship or arrangement (or series of transactions, relationships or arrangements) (1) in which we or any of our subsidiaries participate or will participate, (2) where the amount involved exceeds $50,000 and (3) in which any of the following persons or entities (referred to as “related persons”) has or will have a direct or indirect material interest: (x) any of our directors, executive officers, or any owner of 5% or more of our securities, (y) any immediate family member of any of the foregoing persons, or (z) any firm or other entity in which any of the foregoing persons is a partner, principal or holder of a 5% or greater beneficial ownership interest. Any covered transaction, relationship or arrangement is referred to as a “related person transaction.”

Pursuant to the Related Person Policy, the audit committee requires our directors and executive officers to compile a list of all related persons of the director or executive officer. Such information is also requested from owners of greater than 5% of our common stock. Nominees for election as a director and persons appointed as directors or executive officers also must compile a list of related persons for the audit committee. The directors and executive officers must provide the audit committee with updates of their list of related person when necessary. The audit committee, in its discretion, may also examine publicly-available information to ensure that each list of related persons is accurate and complete.

Once a master list of related persons is prepared, the audit committee distributes this list to the loan committee and to our Treasurer and Chief Financial Officer, who will distribute the list to such other individuals as he deems appropriate. The loan committee and other individuals then use this master list to determine if any existing or proposed transaction is a related person transaction. If a proposed related person transaction is identified, then the audit committee gathers information about the transaction, including, among other things, (1) the related person involved, (2) the material facts of the proposed transaction, including the amount involved, (3) the benefits of the transaction to us, (4) the availability of other sources of comparable products or services, and (5) an assessment of whether the terms of the proposed transaction are comparable to those available to unrelated third parties.

With this information, the audit committee determines whether the proposed related person transaction should be approved. If an audit committee member has an interest in the subject transaction, he or she is not permitted to participate in the review of the transaction. Under the Related Person Policy, the audit committee may only approve a related person transaction that is in, or at least not inconsistent with, the best interests of us and our shareholders.

If the loan committee or any other person becomes aware of an ongoing related party transaction that the audit committee has not approved, then information about the transaction similar to that described above will be compiled. The audit committee will then determine whether the transaction should be ratified or, if possible, amended or terminated. If the related person transaction is already complete, the committee must determine whether it is appropriate to attempt to rescind the transaction. Under the Related Person Policy, the audit committee must request our Treasurer and Chief Financial Officer to review our controls and procedures to ascertain why the related person transaction was not submitted to the audit committee for its prior approval. Finally, under the Related Person Policy, the audit committee is charged with reviewing annually any previously approved or ratified related party transaction that has a remaining term of more than six months or has remaining amounts payable greater than $25,000. Based on this review, the audit committee must determine whether it is in the best interests of us and our stockholders to continue, modify or terminate any ongoing related person transaction.

Were there any related person transactions in 2011?

In 2011, we did not engage in any related person transactions that are required to be disclosed under applicable regulations of the SEC other than indebtedness transactions described immediately below.

Are any directors, nominees or executive officers indebted to the Bank?

Certain of our directors, nominees and officers, businesses with which they are associated and members of their immediate families are customers of the Bank and have had transactions with the Bank in the ordinary course of the Bank’s business. In the opinion of our Board of Directors, such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank, and do not involve more than the normal risk of collectibility or present other unfavorable features.

EXECUTIVE OFFICERS

Who are our executive officers?

Greg L. McKee and Robert T. Smith are our only executive officers. Information about the age, position and experience of Mr. Smith is listed below. Due to the fact that Mr. McKee is also a member of our Board of Directors, information about Mr. McKee appears previously under the heading “Board of Directors.” Both of our executive officers are appointed annually by our Board of Directors and serve at the discretion of our Board of Directors.

Name	Age	Position
Robert T. Smith	60

Mr. Smith has been employed as our Treasurer and Chief Financial Officer since February 1996. He has been employed by the Bank as Senior Vice President and Chief Financial Officer since January 2001. Prior to that, he served as Vice President and Controller of the Bank from 1987 to 2001 and Assistant Vice President of the Bank from 1986 to 1987.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section, or CD&A, describes the compensation program for our named executive officers, or NEOs. Our NEOs are Mr. McKee and Mr. Smith. As more fully described below, our compensation committee is charged with establishing, reviewing and administering our executive officer compensation program, including making all decisions about the compensation of our NEOs. Responsibility for the day-to-day administration of our executive officer compensation program has been delegated to officers of the Bank.

Who is responsible for determining compensation?

The compensation committee is responsible for determining the compensation of our NEOs and our directors. The committee consists of David P. Webb, Herbert A. King and Donald L. Kilgore, who is the chairman. Each member of the compensation committee is an “independent director,” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Each member is also a “non-employee director,” as defined in Rule 16b-3 promulgated under the Exchange Act, and each qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the “Code.”

The compensation committee has adopted a written committee charter that details its authority, powers and responsibilities. A copy of the charter can be found on our website at www.citizensholdingcompany.com under the “Investor Relations - Corporate Governance” tab. The committee periodically reviews the charter and makes revisions as it deems appropriate.

The information on our website is not incorporated into this proxy statement. The compensation committee meets with the frequency necessary to perform its duties and responsibilities. The compensation committee usually makes many of its performance-based decisions at a meeting held in January of each fiscal year, including evaluating the performance of our NEOs during the immediately preceding year, determining the amount of their annual cash bonuses for the preceding year, and determining base salaries for the upcoming fiscal year. Grants of equity compensation are generally made in the first quarter of each year; however, the compensation committee did not make any equity grants during 2011. The committee met five times during 2011.

Role of Our Officers. Our executive officers compile and provide information and assist in the management and administration of our executive and other benefit plans. Mr. McKee will make recommendations to the committee regarding the compensation of officers, other than himself. Their responsibilities may include, but are not limited to, the following:

•	recommending pay levels and grants and awards for our officers, other than our President and Chief Executive Officer and the Treasurer and Chief Financial Officer;

•	recommending changes to ensure that our compensation programs remain competitive and aligned with our objectives; and

•

providing information to the compensation committee, including but not limited to (1) information concerning Company and individual performance, (2) information concerning the attainment of our strategic objectives, (3) the common stock ownership of each executive officer and his option holdings, (4) equity compensation plan dilution, and (5) peer group compensation and performance data.

Our executive officers may attend the meetings of the compensation committee, at its request, except that neither Mr. McKee nor Mr. Smith is present during the deliberation of their individual compensation. A portion of each of the five compensation committee meetings held during 2011 was an executive session during which none of our executive officers were present.

Using Compensation Consultants. The compensation committee has the authority to engage compensation consultants as it deems necessary. In 2006, the compensation committee engaged Hay Group, as an independent consultant to compile information regarding the compensation levels for senior executive officers at 18 publicly traded financial institutions similar in size to us. Other than the compilation of this information, Hay Group did not perform any services for the compensation committee, nor do we anticipate that Hay Group will provide any ongoing services to us or the compensation committee.

What are the objectives of our compensation program?

The fundamental purpose of our executive officer compensation program is to assist us in achieving our financial and operating performance objectives, which in 2011 included attaining a level of earnings equal to 105% of the 2011 budget adopted by the board. Specifically, our compensation program has three basic objectives:

•	to retain and motivate our executive officers, including the NEOs;

•	to reward executive officers upon the achievement of measurable corporate, business unit and individual performance goals; and

•	to align each executive officer’s interests with the creation of shareholder value.

What are the specific elements of the compensation program, and what are they intended to address and reward?

The elements of the executive compensation program have remained substantially the same for several years. We believe our programs are effectively designed and are working well in alignment with the interests of our shareholders and are instrumental to achieving our business strategy. In determining executive compensation for 2011, the compensation committee considered the overwhelming shareholder support that the “say-on-pay” proposal received at our April 26, 2011 annual meeting of the shareholders. As a result, the compensation committee continued to utilize the same elements it has used in previous years and will continue to consider shareholder concerns and feedback in the future.

Our compensation program includes four basic elements:

•

Base salary: This element is intended to reflect an executive officer’s job responsibilities and his value to us. It is also intended to retain our executive officers and to acknowledge each executive officer’s individual efforts in furthering our strategic goals.

•

Annual cash bonus: An annual cash bonus is one of the performance-based elements of our compensation. It is intended to motivate our executive officers and to provide an immediate reward for short-term (annual) set performance.

•

Equity-based incentives: Grants of stock options are the method we use to align the interests of our NEOs with the interests of our shareholders, which is another element of performance-based compensation.

•

Welfare benefits and retirement plans: These benefits and plans are intended to retain qualified executive officers, by ensuring that our compensation program is competitive and provides an adequate opportunity for retirement savings.

Do we “benchmark” total compensation or any element of compensation?

No, the compensation committee does not believe it is appropriate to determine total compensation, or any element of compensation, based primarily on benchmarking, which is the practice of setting compensation based upon the compensation practices of other companies similar in size, industry and other characteristics. Usually, the compensation committee reviews the Mississippi Bankers Association Salary Survey to help us determine appropriate salary levels for all of our officers and employees, including the NEOs.

How are the relative amounts of each element of compensation determined?

The compensation committee does not use a specific formula to determine the amount allocated to each element of our compensation program. Instead, the compensation committee makes individual compensation decisions that provide for adequate exposure to equity, an appropriate mix of short-term and long-term rewards and an adequate performance based component. For fiscal year 2011, none of our executive officer compensation was paid in the form of equity and approximately 12.5% of each executive officer’s total compensation related to short-term performance.

How is base salary determined and adjusted?

Considerations. The compensation committee reviews and adjusts base salary annually. Adjustments are based upon a review of a variety of factors, including the following:

•	individual, Company and Bank performance, measured against quantitative and qualitative goals;

•	duties and responsibilities; and

•	compensation paid by our peer group.

Fiscal Year 2011 Decisions. The 2011 base salary of our NEOs is included in the Summary Compensation Table that follows this section. For 2011, base salaries increased on average by $9,010, or 4.5%, over base salaries paid in 2010. The primary factors evaluated by the compensation committee in connection with these increases were (1) our growth in total assets and the expansion of our service area through the addition of new branches, and (2) individual performance.

Fiscal Year 2012 Decisions. The compensation committee has set the following base salaries for 2012, which includes no increase over the base salary paid in 2011:

Named Executive Officer	2012 Base Salary	Percentage Increase Over 2011 Base Salary
Greg L. McKee	$262,826	0.0%
Robert T. Smith	153,956	0.0%

How is the annual cash bonus determined?

Considerations. At its meeting in January each year, the compensation committee analyzes our performance, Bank performance and the individual performance of each NEO with the growth of our net income being the primary consideration. For the 2011 fiscal year, the compensation committee determined that Mr. McKee would be paid a cash bonus of 25% of Mr. McKee’s 2011 base salary (“McKee Base Bonus”) and Mr. Smith would be paid a cash bonus of 15% of Mr. Smith’s 2011 base salary (“Smith Base Bonus”) if our net income attained the income level set by our Board of Directors (the “Net Income Target”). The McKee Base Bonus and the Smith Base Bonus were each subject to adjustment either up or down, based upon the difference between actual net income for 2011 and the Net Income Target. For each 1% increment actual net income varied above or below the Net Income Target, the McKee Base Bonus and the Smith Base Bonus were increased or reduced by 2%; provided, however, that no bonus would be paid to either Mr. Smith or Mr. McKee if actual net income did not exceed 80% of the Net Income Target. For example, if actual net income in 2011 exceeded the Net Income

Target by 5%, then the bonus payable to Mr. McKee would be adjusted to 27.5% of Mr. McKee’s base salary and the bonus payable to Mr. Smith would be adjusted to 16.5% of Mr. Smith’s base salary, calculated as follows:

Adjustment Calculation

•	Percentage difference between actual net income and Net Income Target = 5%

•	2% incremental adjustment for each 1% increase from Net Income Target = 10% total adjustment

•	10% times McKee Base Bonus of 25% of salary = 2.5% upward adjustment to McKee Base Bonus or 27.5% adjusted bonus percentage

•	10% times Smith Base Bonus of 15% of salary = 1.5% upward adjustment to Smith Base Bonus or 16.5% adjusted bonus percentage

Alternatively, if net income in 2011 was 5% less than the net income target, then the applicable bonus percentages would be decreased. Mr. McKee would receive a bonus equal to 22.5% of Mr. McKee’s base salary (McKee Base Bonus of 25% minus 2.5% downward adjustment) and Mr. Smith would receive a bonus equal to 13.5% of Mr. Smith’s base salary (Smith Base Bonus of 15% minus 1.5% downward adjustment).

Fiscal Year 2011 Decisions. Cash bonuses paid to our NEOs are listed on the Summary Compensation Table, which follows this CD&A. In 2011, earnings were 7.85% higher than the Net Income Target and accordingly, Mr. McKee received a bonus of 28.9% of his base salary (McKee Base Bonus of 25% plus an upward adjustment of 1.5%) and Mr. Smith received a bonus of 17.4% of his base salary (Smith Base Bonus of 15% plus an upward adjustment of 2.4%).

Fiscal Year 2012 Decisions. For the 2012 fiscal year, the compensation committee determined that a cash bonus of 25% of Mr. McKee’s 2012 base salary and 15% of Mr. Smith’s 2012 base salary would be paid as a bonus if our net income is equal to the net income attained in 2011. The compensation committee took into consideration the outlook for the national and local economy and determined that factors beyond the control of the executive officers would dictate the level of earnings for 2012. The compensation committee further determined that if we were able to attain earnings in excess of the goal, then the compensation committee would consider this to be a successful year. For each 1% increment above or below the target, the amount of either bonus is increased or reduced by 2%. For example, if net income increases 5% in 2012, then the applicable bonus percentages increase to 27.5% of Mr. McKee’s base salary and 16.5% of Mr. Smith’s base salary. If net income decreases 5% in 2012, then Mr. McKee’s bonus percentage decreases to 22.5% of his base salary and Mr. Smith’s bonus percentage decreases to 13.5% of his base salary.

How is equity compensation determined and paid?

Considerations. Prior to 2009, equity compensation was granted under our LTIP, our 1999 Employees’ Long-Term Incentive Plan, in the form of stock options, which are used to incentivize long-term performance. Stock options create long-term incentives because they have value only to the extent our share price increases over time. The exercise price for stock options is always the fair market value of our common stock on the grant date, which is the closing market price of our common stock on the date of the grant as quoted on The NASDAQ Global Market (or on the immediately preceding trading date if shares are not traded on the grant date). Unless the compensation committee otherwise provides, options vest and become exercisable six months and one day after grant, and lapse ten years after the grant date. The vesting of options is accelerated and an executive officer’s options remain exercisable for not less than six months following a change in control of the Company.

The compensation committee’s usual practice is to make grants in the first quarter of each fiscal year, irrespective of whether we are in possession of material non-public information at the time of grant. The compensation committee believes that the practice of making grants about the same date each year precludes any inference that we are attempting to manipulate the timing of our stock option grants to take advantage of non-public information. We do not backdate options or grant options retroactively. Generally, in determining the amount of any grant, the compensation committee considers:

•	the position, responsibility and prior performance of each executive officer;

•	his ability to affect corporate performance;

•	the value of grants or awards in relation to other elements of total compensation; and

•	the number of shares of our common stock that he owns, whether directly or beneficially.

Fiscal Year 2011 Decisions. The Summary Compensation Table and the table entitled Grants of Plan Based Awards, which follow this discussion, each provide specific information about the options granted for the 2011 fiscal year. For 2011, the compensation committee granted no stock options to our NEOs.

How are welfare and retirement plans integrated into our compensation program?

Retirement Benefits. We offer our eligible employees, including our NEOs, participation in a tax-qualified defined contribution 401(k) plan, which allows savings for retirement on a tax deferred basis. We provide matching contributions, up to 6% of compensation deferred, as well as discretionary non-matching contributions. Both contributions are subject to the completion of a three-year incremental service vesting period. The plan provides for the distribution of account balances following termination of employment, generally in the form of a lump sum. The Summary Compensation Table includes information about our contributions for the 2011 fiscal year.

Supplemental Retirement Benefits. We also maintain a Supplemental Executive Retirement Plan, or SERP, for our NEOs. The SERP is a noncontributory, nonqualified retirement plan. It generally provides for the payment of benefits upon retirement, death or disability. If a participant retires on or after his age 55, he is entitled to receive a benefit equal to 50% of his average base salary during the three years preceding his retirement. This benefit is reduced by 5% for each year between the participant’s age at retirement and his 65th birthday. The benefit is paid in monthly installments over 15 years, commencing the month after the participant’s employment ends. If Mr. Smith, who is age 60, had retired at December 31, 2011, the aggregate amount of his benefit would have been $877,584. The present value of Mr. Smith’s early retirement benefit at December 31, 2011 was $415,189.

If a participant’s employment ends before age 55, he is entitled to receive the vested portion of his benefit in a lump sum the month following termination of employment. Each of our NEO’s benefit is fully vested. The Pension Benefits table that follows this section of the proxy statement sets forth the amount of the benefit that each NEO has accrued under the SERP as of December 31, 2011.

If a participant’s employment ends within two years of a change in control, our SERP provides a benefit equal to 50% of his average base salary over the three years preceding his termination. Payment is made in monthly installments over 15 years, commencing the month after the participant’s employment ends. The term “change in control” is defined to include the following events:

•	any person or group becomes the direct or indirect beneficial owner of at least 25% of our or the Bank’s outstanding voting stock;

•	the completion of a merger of us or the Bank in which we or the Bank, as applicable, are not the surviving entity;

•	sale of our or the Bank’s assets equal to 25% of the fair market value of all of our or the Bank’s gross assets prior to the sale;

•	the members of our or the Bank’s board of directors immediately prior to a tender offer, exchange offer or contested director election cease to constitute a majority after such transaction; or

•	a tender offer or exchange offer is made which, if completed, would result in the offeror owning at least 25% of our or the Bank’s outstanding voting stock.

Welfare Benefits. We maintain a number of broad-based benefit plans that are available to all of our employees, including group medical, dental and life insurance plans, some of which are contributory.

Have we entered into employment, severance, change in control or other agreements with our NEOs?

Yes. We have entered into a change in control agreement with Mr. McKee, and our NEOs are entitled to change in control benefits under the SERP. We believe that change in control payments ensure that personal concerns do not impede transactions that may be in the best interests of our shareholders, such as a sale of the Company to a third party. The agreement is described in the section below titled “Potential Payments upon Termination or Change in Control.”

What risks are associated with our compensation practices?

We believe that any risks arising from our compensation policies and practices for our employees, including our NEOs, are not reasonably likely to have a material adverse effect on

us. Our compensation program is relatively simple and has only three material elements: base salary; annual cash bonus; and equity-based incentive compensation. Base salary represents a fixed amount of payment and therefore does not encourage any excessive risk taking. The compensation committee has determined annual bonus amounts by objectively analyzing changes in our net income, which has a positive effect on shareholder value and mitigates any incentive for employees to take excessive risk. Finally, our equity-based incentive compensation program involves only the issuances of options to our employees. We believe that the equity component of our compensation program serves to align the interest of management with the interests of shareholders and does not encourage excessive risk taking.

How do tax, accounting and other statutes or regulations affect the compensation paid to our NEOs?

Section 162(m). Section 162(m) of the Code limits to $1 million in any taxable year the deduction a company may claim for compensation paid to each of its chief executive officer and four other highest paid officers, unless certain performance-based conditions are satisfied. Base salary and bonuses are subject to the Section 162(m) limitation. Options granted under our LTIP have been granted at fair market value and are intended to be performance-based compensation that is excluded from the determination of the limit. Given our current levels of compensation and the exclusion of options from the determination, the compensation committee does not anticipate that the compensation presently paid to any affected officer will be impacted by the limit.

Other Statutes and Regulations. In January 2006, we adopted the provisions of FASB ASC Topic 718, Compensation-Stock Compensation, which replaced FASB 123R. ASC Topic 718 establishes accounting requirements for share-based compensation to employees and carries forward prior guidance on accounting for awards to non-employees. Under ASC Topic 718, we are required to recognize compensation expense for all share-based payments to our employees, including our NEOs. Since the adoption of ASC Topic 718, we have granted 1,500 options to our NEOs.

What are the compensation committee’s conclusions with respect to the 2011 fiscal year?

After considering all of the elements of compensation paid to our NEOs in 2010, the compensation committee has concluded that the compensation is reasonable and not excessive. This conclusion is based upon a number of factors, including the following:

•	our earnings over the previous three years;

•	our growth in dividends;

•	that approximately 12.5% of our NEOs’ total compensation is subject to the achievement of performance goals; and

•	that the total compensation levels for our NEOs are consistent with the compensation levels deemed appropriate by the committee, which are less than those of our identified peer group.

Report of the Compensation Committee

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2011.

Compensation Committee:	Donald L. Kilgore, Chairman
David P. Webb
Herbert A. King

Compensation Committee Interlocks and Insider Participation

David P. Webb, Donald L. Kilgore and Herbert A. King are the members of the compensation committee and determined the compensation for our executive officers in 2011. None of the members of the compensation committee is or was an officer or employee of ours. During 2011, none of our NEOs served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or compensation committee.

Compensation Tables

The following table provides information concerning the total compensation earned or paid to our NEOs for services rendered to us or the Bank during the 2011, 2010, and 2009 fiscal years.

Summary Compensation Table

(2011, 2010 and 2009 Fiscal Years)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)		Total ($)
Greg L. McKee President and Chief Executive Officer	2011 2010 2009	$262,826 250,311 238,392	$76,022 66,270 43,244	$0 0 0	$113,879 42,057 51,791	$51,878 50,659 49,441	(3)	$504,605 402,297 382,868
Robert T. Smith Treasurer and Chief Financial Officer	2011 2010 2009	153,956 148,451 136,382	26,719 23,859 14,844	0 0 0	114,772 50,067 101,906	22,749 22,063 21,431	(4)	318,196 244,440 274,563

(1)	Neither Mr. McKee nor Mr. Smith received any options in 2011.
(2)	This amount represents an increase in accrued benefits under our Supplemental Executive Retirement Plan.
(3)

For 2011, includes director’s fees of $18,725, our Company’s matching and profit sharing contributions to the Bank’s 401(k) plan in the amount of $24,573, the value of group life insurance premiums in the amount of $1,497, and group health premiums in the amount of $7,083.

(4)

For 2011, includes our Company’s matching and profit sharing contributions to the Bank’s 401(k) plan in the amount of $16,003, the value of group life insurance premiums in the amount of $1,272, and group health premiums in the amount of $5,474.

The following table includes information about the unexercised options held by our NEOs at the end of our 2011 fiscal year, which were granted under our LTIP. The exercise price is fair market value on the date of grant, defined as the closing market price of a share of our common stock as quoted on The NASDAQ Global Market. The terms and conditions of our option grants are summarized above in the CD&A.

Grants of Plan –Based Awards in 2011

Neither Mr. McKee nor Mr. Smith were granted plan-based awards of stock options in 2011.

Outstanding Equity Awards at December 31, 2011

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Greg L. McKee	4,500	0	14.65	2/26/2012
	1,500	0	15.00	4/24/2012
	6,000	0	14.50	3/25/2013
	1,500	0	16.40	4/23/2013
	7,500	0	21.85	3/24/2014
	7,500	0	21.05	3/22/2015
	7,500	0	23.46	3/29/2016
	1,500	0	18.00	4/22/2018

Robert T. Smith	3,500	0	21.85	3/24/2014
	3,500	0	21.05	3/22/2015
	3,500	0	23.46	3/29/2016

Our NEOs exercised the following options in 2011.

Option Exercises in 2011

Name	Number of Securities Underlying Exercised Options (#)	Value Realized on Exercise ($)	Option Exercise Date
None

Neither the Company nor the Bank maintains a tax-qualified defined benefit or pension plan. The following table includes information about the benefits accrued under the Bank’s nonqualified Supplemental Executive Retirement Plan, or SERP.

Pension Benefits

Name	Number of Years Of Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments in 2011 ($)
Greg L. McKee	28	$308,168	—
Robert T. Smith	26	415,189	—

(1)

This amount represents the present value as of December 31, 2011, of the accumulated benefit necessary to fund a retirement benefit under the SERP using a 6% interest rate and amortizing an appropriate service cost per year until retirement.

Potential Payments upon Termination or Change in Control

The Bank has entered into an agreement with Mr. McKee, which provides for a payment upon the occurrence of a change in control, whether Mr. McKee’s employment continues after the change in control. In the event of a change in control, Mr. McKee will be paid an amount equal to 2.99 times his average annual compensation for the five whole calendar years immediately preceding the year of the change in control. The payment will be made in 12 equal monthly installments commencing on the first business day of the month next following the date of the change in control.

The term “change in control” is defined in Mr. McKee’s agreement to include the following events:

•	any person or group becomes the direct or indirect beneficial owner of more than 50% of the Bank’s outstanding voting stock;

•	as a result of a merger or consolidation of the Bank, less than 50% of the surviving corporation’s outstanding voting securities are owned by us;

•	a transfer of substantially all of the property of the Bank other than to an entity in which the Bank owns at least 50% of the voting stock; or

•	the majority of the Bank’s board of directors is replaced without recommendation or approval of a majority of the incumbent board.

As discussed in the CD&A section of this proxy statement, the Bank’s SERP also provides for payments in the event employment is terminated in connection with a change in control. Aggregate amounts payable under Mr. McKee’s change in control agreement and the NEO’s benefit under the SERP are as follows:

Name	Change in Control Agreement	SERP	Total
Greg L. McKee	$885,106	$1,878,825	$2,763,931
Robert T. Smith	—	1,096,980	1,096,980

REPORT OF THE AUDIT COMMITTEE

The audit committee has the responsibilities and powers set forth in its charter, which include the responsibility to assist our Board of Directors in its oversight of our accounting and financial reporting principles and policies and internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The audit committee is also required to prepare this report to be included in our annual proxy statement pursuant to the proxy rules of the Securities and Exchange Commission.

Our management is responsible for the preparation, presentation and integrity of our financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations. The internal auditor is responsible for testing such internal controls and procedures. Our independent registered public accounting firm is responsible for planning and carrying out a proper audit of our annual financial statements prior to the filing of our annual report on Form 10-K, reviews of our quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.

The audit committee has reviewed and discussed our audited financial statements for the year ended December 31, 2011 with management. In addition, the audit committee has discussed with HORNE LLP, our independent registered public accounting firm, the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and other matters required by the charter of this committee.

The audit committee also has received the written disclosures and the letter from HORNE LLP required by the Public Company Accounting Oversight Board regarding HORNE LLP’s communications with the audit committee concerning independence, and has discussed with HORNE LLP their independence from us and our management.

The audit committee has received both management’s and the independent registered public accountant’s reports on internal control over financial reporting and has discussed the results of those audits. Management reported to the audit committee that no material weaknesses were identified by management during its assessment.

The audit committee has discussed with our management and the independent registered public accountants such other matters and received such assurances from them as they deemed appropriate.

As a result of their review and discussions, the audit committee has recommended to our Board of Directors the inclusion of our audited financial statements in the annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:
A. T. Williams, Chairman
Terrell E. Winstead
Don L. Fulton
Herbert A. King

PROPOSAL NOS. 1 AND 2 – SIZE OF THE BOARD AND THE

ELECTION OF DIRECTORS

Proposals Nos. 1 and 2 relate to the size of our Board of Directors and the election of three Class I directors to our Board of Directors.

Proposal 1: Setting the Number of Directors on our Board of Directors at Ten

Our Articles of Incorporation provide for a board of directors consisting of not less than nine nor more than 25 directors and require the shareholders to set the actual number of directors to serve on the Board of Directors at the Annual Meeting each year. Our Board of Directors currently consists of ten directors who are divided into three classes, with members of each class elected for a three-year term. The terms of the three classes are staggered such that only one class is elected by the shareholders annually. Our Board of Directors has decided to retain the size of the Board of Directors the same as determined at the 2011 Annual Meeting. Accordingly, Proposal No. 1 sets the number of directors to serve on the Board of Directors for the ensuing year at ten.

How does Proposal No. 1 affect the election of directors?

If the shareholders approve Proposal No. 1, the number of directors will remain at ten. Three Class I directors will be elected, each to serve a three-year term. If the shareholders do not approve Proposal No. 1, the number of directors on the Board of Directors will remain at ten, as fixed by the shareholders at the 2011 Annual Meeting, with three Class I directors to be elected.

What are the voting procedures?

Shares represented by a properly signed and dated proxy card will be voted in accordance with the instructions on the card at the Annual Meeting. If the proxy card is signed but no instructions are given with respect to setting the number of directors to serve on the Board of Directors, the proxy holders will vote the proxies received by them FOR setting the number of directors to serve on the Board of Directors at ten.

Our Board of Directors unanimously recommends a vote “FOR” setting the number of directors to serve on our Board of Directors at ten.

Proposal No. 2 – Election of Three Class I Directors

Our Board of Directors has nominated, based upon the recommendations of our nominating committee, Don L. Fulton, Donald L. Kilgore, and Herbert A. King for election as Class I directors to serve until the 2015 Annual Meeting or until their successors are duly elected and qualified. Mr. Fulton, Mr. Kilgore and Mr. King currently serve as Class I members of our Board of Directors. Information about their ages and experience is provided above.

What happens if a shareholder has submitted a nominee for election as director?

Three Class I directors will be elected from the candidates listed above and any candidate that a shareholder has properly submitted as a nominee for election. As of the date of this proxy statement, we have not been advised that a shareholder intends to submit a nominee for election as a Class I director, and the proxy holders will not have discretionary authority to vote for any nominee submitted by a shareholder.

What are the voting procedures?

The three Class I nominees receiving the highest number of votes cast will be elected to serve as Class I directors. Shareholders may cumulate votes; cumulative voting is described above under the heading “Voting Your Shares.”

Shares represented by a properly signed and dated proxy card will be voted in accordance with the instructions on the card at the Annual Meeting. If the proxy card is signed but no instructions are given with respect to the election of Class I directors, the proxy holders will vote the proxies received by them for our Board of Directors’ nominees for Class I director listed above. In addition, the proxy holders will possess the authority to cumulate votes and distribute them among our Board of Directors’ nominees in their discretion, to the extent that a shareholder does not provide instructions regarding how to cumulate votes or withhold authority to vote for the election of directors generally or for any particular nominee.

If for any reason one or more of the nominees named above is not available as a candidate for director, an event our Board of Directors does not anticipate occurring, the proxy holders will vote, in their discretion, for another candidate or candidates nominated by our Board of Directors. If shareholders attending the Annual Meeting cumulate their votes such that all of our Board of Directors’ nominees cannot be elected, the proxy holders will cumulate votes to elect as many of the nominees listed above as possible.

Our Board of Directors unanimously recommends a vote FOR the election of Don L. Fulton, Donald L. Kilgore and Herbert A. King

as Class I directors to our Board of Directors.

PROPOSAL NO. 3 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that shareholders have the opportunity to cast an advisory (non-binding) vote on executive officer compensation commencing with our 2011 annual meeting (a so-called “say-on-pay” vote).

The advisory vote on executive officer compensation is an advisory, non-binding vote on the compensation of the Company’s NEOs, as described in the CD&A section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. The advisory vote on executive officer compensation is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management. The Dodd-Frank Act requires the Company to hold the advisory vote on executive officer compensation at least once every three years.

Our philosophy in setting compensation policies for executive officers has two fundamental objectives: (1) to attract and retain a highly skilled team of executive officers; and (2) to align our executive officers’ interests with those of our shareholders by rewarding short-term and long-term performance and tying compensation to increases in shareholder value. The compensation committee believes executive officer compensation should be directly linked both to continuous improvements in corporate performance and accomplishments that are expected to increase shareholder value. The CD&A section of this proxy statement provides a more detailed discussion of the executive officer compensation program and compensation philosophy.

The vote under this Proposal No. 3 is advisory, and therefore, not binding on the Company, our Board of Directors or our compensation committee. However, our Board of Directors, including our compensation committee, values the opinions of our shareholders and, to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns and evaluate what actions may be appropriate to address those concerns. Shareholders will be asked at the Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

Our Board of Directors asks you to approve the following resolution:

RESOLVED, that that the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.

What are the voting procedures?

Approval of this resolution requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. Abstentions will have the same effect as an “against” vote, but broker non-votes will have no effect.

Our Board of Directors unanimously recommends a vote FOR the

Advisory (Non-Binding) Vote on Executive Officer Compensation

PROPOSAL NO. 4 – APPOINTMENT OF HORNE LLP AS OUR INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Who are our auditors?

HORNE LLP, an independent registered public accounting firm, has served as our auditor since December 31, 1998. The audit committee has appointed HORNE LLP to serve as auditor for the fiscal year ending December 31, 2012. Although the appointment of an independent auditor does not require approval by the shareholders, our Board of Directors has chosen to submit its selection for ratification by the shareholders. The audit committee, however, reserves the right to change independent auditors at any time, notwithstanding shareholder ratification.

A representative of HORNE LLP is expected to attend the Annual Meeting. If present, the representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

What fees were paid to the auditors in 2010 and 2011?

Fees related to services performed for us by HORNE LLP in fiscal years 2011 and 2010 are as follows:

	2011	2010
Audit Fees (1)	$192,500	$184,500
Audit-Related Fees (2)	20,500	19,500
Tax Fees (3)	27,430	31,900
All Other Fees	8,000	7,700

Total	$248,430	$243,900

(1)

Audit fees include fees and expenses associated with the audit of our annual financial statements, the reviews of the financial statements in our quarterly reports on Form 10-Q, and regulatory and statutory filings.

(2)	Audit-related fees primarily include professional services rendered for the audit of our employee benefit plans and technical accounting, consulting and research.
(3)

Tax fees and expenses include tax compliance services, tax advice, and tax planning assistance, all of which were pre-approved by the audit committee. All tax fees were permissible tax fees under SEC rules.

In accordance with the procedures set forth in its charter, the audit committee pre-approves all auditing services and permitted non-audit services (including the fees and terms of those services) to be performed for us by our independent auditor prior to engagement for the services, subject to the de minimis exceptions for non-audit services permitted by SEC rules and regulations. For fiscal years 2011 and 2010, none of the fees listed under Audit-Related Fees, Tax Fees or All Other Fees were covered by the de minimis exception. The chairman of the audit committee has been delegated the authority by the committee to pre-approve the engagement of the independent auditors when the entire committee is unable to do so. The chairman must report all such pre-approvals to the entire audit committee at the next committee meeting.

What are the voting procedures?

Shares represented by a properly signed and dated proxy card will be voted in accordance with the instructions on the card at the Annual Meeting. If the proxy card is signed but no instructions are given with respect to the ratification of the appointment of the independent accountants, the proxy holders will vote FOR the ratification of the appointment of HORNE LLP as our independent registered public accounting firm for the 2012 fiscal year.

Our Board of Directors has unanimously approved the appointment of HORNE LLP as our independent registered public accounting firm and recommends a vote “FOR” ratification of the appointment of HORNE LLP as our independent registered public accounting firm for the 2012 fiscal year.

SHAREHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

At the Annual Meeting each year, our Board of Directors submits to shareholders its nominees for election as directors. In addition, the Board of Directors may submit other matters to the shareholders for action at the Annual Meeting. Shareholders may also submit proposals for action at the Annual Meeting.

Proposals in Our Proxy Statement

Shareholders interested in submitting a proposal for inclusion in our proxy materials for the 2012 Annual Meeting may do so by following the procedures prescribed in Rule 14a-8 of the Exchange Act. If the 2013 Annual Meeting is held within 30 days of April 24, 2013, to be eligible for inclusion in our proxy materials, shareholder proposals must be received by the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350, no later than the close of business on November 20, 2012, in order for such proposals to be considered for inclusion in the proxy statement and form of proxy relating to such meeting.

Proposals to be Introduced at the 2013 Annual Meeting

For any shareholder proposal intended to be presented in connection with the 2013 Annual Meeting, including any proposal relating to the nomination of a director to be elected to our Board of Directors, but not to be included in our proxy statement for such meeting, a shareholder must give timely written notice thereof in writing to the Secretary in compliance with the advance notice and eligibility requirements contained in our bylaws. To be timely, a shareholder’s notice must be delivered to the Secretary at the address given above not less than 90 days nor more than 120 days prior to the first anniversary of the immediately preceding year’s Annual Meeting; provided, however, that in the event that the date of the Annual Meeting is advanced by more than 30 days or delayed by more than 90 days from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 120th day prior to such Annual Meeting and not later than the close of business on the later of the 90th day prior to such Annual Meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. The notice must contain information specified in our bylaws about each nominee or the proposed business and the shareholder making the nomination or proposal.

Under our bylaws, based upon the meeting date of April 24, 2012, for the 2012 Annual Meeting, a qualified shareholder intending to introduce a proposal or nominate a director at the 2013 Annual Meeting but not intending the proposal to be included in our proxy materials should give written notice to our Secretary not earlier than the close of business on December 26, 2012, and not later than the close of business on January 25, 2013.

The advance notice provisions in our bylaws also provide that in the case of a special meeting of shareholders called for the purpose of electing one or more directors, a shareholder may nominate a person or persons (as the case may be) for election to such position if the shareholder’s notice is delivered to the Secretary at the above address not earlier than the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board of Directors to be elected at such meeting.

The specific requirements of our advance notice and eligibility provisions are set forth in Section 2.14 of our bylaws, as amended, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary at Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

OTHER MATTERS

As of the time this proxy statement was printed, our management was unaware of any other matters to be brought before the Annual Meeting other than those set forth herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in the enclosed form of proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their best judgment.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

Upon written request of any record holder or beneficial owner of shares entitled to vote at the Annual Meeting, we, without charge, will provide an additional copy of our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission. Requests should be mailed to Robert T. Smith, Treasurer and Chief Financial Officer, Citizens Holding Company, 521 Main Street, Philadelphia, Mississippi 39350.

By Order of the Board of Directors,

/s/ Greg L. McKee
March 20, 2012	Greg L. McKee, President and
Chief Executive Officer

REVOCABLE PROXY

This Proxy is Solicited on Behalf of the Board of Directors of

CITIZENS HOLDING COMPANY

The undersigned does hereby nominate, constitute and appoint HERBERT A. KING and GREG L. MCKEE, or either of them (each with full power to act alone and with full power of substitution), as their true and lawful attorney, to vote this Proxy. The undersigned also hereby authorizes said individuals to represent the undersigned, and to vote upon all matters that may properly come before the Annual Meeting of Shareholders of Citizens Holding Company (the “Company”) to be held on Tuesday, April 24, 2012, or any adjournment(s) or postponement(s) thereof, including the matters described in the Proxy Statement furnished herewith, subject to any directions indicated on the reverse side and subject to the rules and regulations of the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder, with full power to vote all shares of Common Stock of the Company held of record by the undersigned on March 13, 2012. Absent specific instructions from the undersigned, this Proxy authorizes the proxies named herein to cumulate all votes which the undersigned is entitled to cast at the Annual Meeting for, and to allocate such votes among, one or more of the nominees for election of director listed on the reverse side as such proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected to the Company’s Board of Directors. I acknowledge receipt of the Company’s notice and accompanying Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NOS. 1, 3 AND 4 AND “FOR” EACH OF THE NOMINEES FOR CLASS I DIRECTORS ON PROPOSAL 2.

IMPORTANT- This Proxy must be signed and dated on the reverse side.

Annual Meeting of Shareholders of

CITIZENS HOLDING COMPANY

April 24, 2012

Please date, sign and mail your proxy card

in the envelope provided as soon as possible.

PROPOSAL NO. 1: To set the number of directors to serve on our Board of Directors at ten.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL NO. 2: To elect three Class I directors.

[ ] FOR ALL NOMINEES	[ ] WITHHOLD AUTHORITY FOR ALL NOMINEES

[     ] FOR ALL EXCEPT (See instructions below)

Nominees:	Don L. Fulton	( )
	Donald L. Kilgore	( )
	Herbert A. King	( )

INSTRUCTION: To withhold authority to vote for any individual nominee(s) for Class I director, mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold. If you desire to cumulate your votes in Proposal No. 2, please do so in the blanks following each name. Cumulative voting is described in the section of the Proxy Statement entitled “Voting Your Shares.”

PROPOSAL NO. 3 – ADVISORY (NON-BINDING) VOTE ON EXECUTIVE OFFICER COMPENSATION

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

PROPOSAL NO. 4: To ratify the selection of HORNE LLP as the Company’s independent registered public accounting firm for the 2012 fiscal year.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no specific directions are given, your shares will be voted by the individuals designated on this Proxy “FOR” Proposal Nos. 1, 3 and 4, “FOR” the nominees for Class I directors on Proposal 2. If you improperly cumulate your votes for the nominees for Class I directors, the individuals designated on this Proxy will allocate such votes in a manner that they deem in their sole discretion most accurately reflects your intentions. Such allocations shall be final. The individuals designated on this Proxy will vote in their discretion on any other matter that may properly come before the meeting, subject to the rules and regulations promulgated by the Securities and Exchange Commission governing the exercise of discretionary authority by a proxy holder.

Signature of Shareholder:

Date:             , 2012

Signature of Shareholder:

Date:             , 2012

NOTE: Please sign name exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.